Exhibit 3.1

ARTICLES OF INCORPORATION

OF

DOORDASH, INC.
ARTICLE I
The name of this corporation is DoorDash, Inc. (the “Corporation”). The Corporation is the resulting entity in the conversion of DoorDash, Inc., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”) and is a continuation of the existence thereof pursuant to Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) Chapters 78 and 92A.
ARTICLE II
The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the NRS.
ARTICLE IV
The Corporation is authorized to issue four classes of stock to be designated, respectively, Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock. The total number of shares of Class A Common Stock authorized to be issued is 6,000,000,000 shares, par value $0.00001 per share. The total number of shares of Class B Common Stock authorized to be issued is 200,000,000 shares, par value $0.00001 per share. The total number of shares of Class C Common Stock authorized to be issued is 2,000,000,000 shares, par value $0.00001 per share. The Class A Common Stock, Class B Common Stock and Class C Common Stock are referred to together as “Common Stock”. The total number of shares of Preferred Stock authorized to be issued is 600,000,000 shares, par value $0.00001 per share.
ARTICLE V
The voting rights, designations, limitations, restrictions and relative rights and other matters relating to the Common Stock are as follows:
1. Definitions. For purposes of these Articles of Incorporation, the following definitions apply:
1.1 “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section V.1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such consolidation, merger or reorganization shall be deemed to be outstanding immediately prior to such consolidation, merger or reorganization and, if applicable, converted or exchanged in such consolidation, merger or reorganization on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Articles of Incorporation” means these Articles of Incorporation of the Corporation, including any Preferred Stock Designation(s), as may be amended and restated from time to time.
1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.
1.4 “Board” means the Board of Directors of the Corporation.
1.5 “Cause for Termination” means (i) fraud or embezzlement by Xu in connection with his employment with the Corporation, (ii) a willful act of material dishonesty by Xu in connection with his employment with the Corporation that results in or would reasonably be expected to result in material loss to the Corporation, or (iii) Xu’s conviction of, or plea of guilty to, a felony that results in or would reasonably be expected to result in material loss to the Corporation.
1.6 “Class C Conversion Date” has the meaning set forth in Section V.6.
1.7 “Controlled Company Exemption” means, if and to the extent otherwise applicable to the Corporation, the exemptions from the Listing Standards available to any company that constitutes a “controlled company” within the meaning of the Listing Standards.
1.8 “Disability” or “Disabled” means, with respect to Xu, the permanent and total disability of Xu such that Xu is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and Xu. If Xu is incapable of selecting a licensed physician, then Xu’s spouse shall make the selection on behalf of Xu, or in the absence or incapacity of Xu’s spouse, Xu’s adult children by majority vote shall make the selection on behalf of Xu, or in the absence of adult children of Xu or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by Xu and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by Xu shall make the selection on behalf of Xu, or in absence of any such successor trustee, the legal guardian or conservator of the estate of Xu shall make the selection on behalf of Xu.
1.9 “Effective Date” means December 11, 2020.
1.10 “Family Member” means, with respect to any Founder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Founder (including adopted persons of such Founder).
1.11 “Final Conversion Date” means:
(a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that the number of Threshold Shares held by Xu and his Permitted Entities and Permitted Transferees is less than 35% of the number of shares of the Delaware Corporation’s Class B Common Stock held by Xu and his Permitted Entities and Permitted Transferees at 11:59 p.m. Eastern Time on the Effective Date;
(b) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that both (i) Xu is no longer providing services to the Corporation as an officer, employee, or consultant, and (ii) Xu is no longer a director of the Corporation as a result of a voluntary resignation by Xu from the Board or as a result of a request or agreement by Xu not to be renominated as a director of the Corporation at a meeting of stockholders;
(c) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that Xu’s employment with the Corporation is terminated for Cause for Termination; or
(d) the date that is twelve (12) months after the death or Disability of Xu.
1.12 “Founder” means each of Tony Xu (“Xu”), Andy Fang and Stanley Tang.
1.13 “Founder Voting Proxies” means the voting proxies from each of Andy Fang and Stanley Tang and their respective Permitted Entities and Permitted Transferees to Xu in effect upon the effectiveness of the Conversion, as such may be amended from time to time.

1.14 “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.
1.15 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.
1.16 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.
1.17 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
1.18 “Permitted Entity” means, with respect to any Founder, (a) any trust for the exclusive benefit of such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, (b) any general partnership, limited liability company, corporation or other entity exclusively owned by such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, (c) any charitable organization, foundation or similar entity established by a Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, and (d) any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code.
1.19 “Permitted Transfer” means (a) any Transfer of a share of Class B Common Stock from a Founder, from a Founder’s Permitted Entities, from a Founder’s Family Member, from the estate of a Founder or a Family Member of a Founder, or from a Founder’s Permitted Transferees, to any Founder, to any Family Member of any Founder, to the estate of any Founder or Family Member of a Founder, or to any Permitted Entity of any Founder; provided that if the transferee of such share of Class B Common Stock is not Xu, then such Transfer shall qualify as a Permitted Transfer only if Xu shall have exclusive Voting Control with respect to such share of Class B Common Stock following such transfer or such share shall be subject to a voting proxy substantially similar to the Founder Voting Proxy following such transfer (it being understood that such voting proxy may be executed promptly following (and in no event later than 10 days after) such transfer); (b) any Transfer of a share of Class B Common Stock from a holder to such holder’s affiliate with the prior written approval of the Board; provided that if the transferee of such share of Class B Common Stock is not Xu, then such Transfer shall qualify as a Permitted Transfer only if Xu shall have exclusive Voting Control with respect to such share of Class B Common Stock following such transfer or such share shall be subject to a voting proxy substantially similar to the Founder Voting Proxy following such transfer (it being understood that such voting proxy may be executed promptly following (and in no event later than 10 days after) such transfer); and (c) any Transfer of a share of Class B Common Stock from any registered holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Effective Date or from the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Date in compliance with these Articles of Incorporation to any Founder, to any Family Member of a Founder, to the estate of any Founder or Family Member of a Founder, or to any Permitted Entity of any Founder. In the event that Xu does not have exclusive Voting Control with respect to a share of Class B Common Stock following any Transfer described in this Section V.1.19, or such share is not subject to a voting proxy substantially similar to the Founder Voting Proxy following such Transfer (within the time periods permitted in this Section V.1.19), each such share of Class B Common Stock purported to be transferred shall automatically, and with no further action by the holder or the Corporation, convert into one fully paid and non-assessable share of Class A Common Stock.
1.20 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.
1.21 “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market or any successor markets or exchanges.

1.22 “Threshold Shares” means, with respect to any person as of any time, the sum of (without duplication): (a) any shares of capital stock of the Corporation, including Class A Common Stock, Class B Common Stock and Class C Common Stock, held by such person as of such time and (b) any shares of capital stock of the Corporation, including Class A Common Stock, Class B Common Stock and Class C Common Stock, underlying any securities (including restricted stock units, options, or other convertible instruments) held by such person as of such time, whether such securities are vested or unvested, earned or unearned, convertible into or exchangeable or exercisable as of such time or in the future.
1.23 “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Effective Date, or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(a) any grant of a proxy to, or entry into a voting arrangement with, Xu for Xu to exercise Voting Control of shares of Class B Common Stock, including, for the avoidance of doubt, the Founder Voting Proxies;
(b) any grant by Xu (or, if requested by Xu, any grant by any holder of shares of Class B Common Stock) of a proxy to officers or directors of the Corporation in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by these Articles of Incorporation;
(c) any pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares or has granted a proxy to Xu to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(d) any grant of a proxy to, or the exercise of Voting Control by, the Secretary of the Corporation or such other person pursuant to Section V.5.3;
(e) any entry into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(f) any entry by Xu (or, if requested by Xu, entry by any holder of shares of Class B Common Stock) into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event); provided that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or disposition of Class B Common Stock or any legal or economic interest therein by Xu or such other holder pursuant to a Liquidation Event, or any grant of a proxy over Class B Common Stock by Xu or such other holder with respect to a Liquidation Event without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Transfer” of such Class B Common Stock unless such Liquidation Event was approved by the Board prior to the taking of such action; and
(g) any issuance or reissuance by the Corporation of a share of Class B Common Stock or any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock.
1.24 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

1.25 “Voting Threshold Date” means the first date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.
1.26 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships (provided for the avoidance of doubt that voting power shall be attributed to any such vacancies or unfilled seats).
2. Identical Rights. Except as otherwise provided in these Articles of Incorporation or required by applicable law, shares of Common Stock shall have the same designations, limitations, restrictions and relative rights (including as to dividends and other distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Section V.3 below), share ratably and be identical in all respects as to all matters, including:
2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and other distributions, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board. Any dividends or other distributions paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.
2.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class B Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class B Common Stock or Class C Common Stock, as applicable, is declared and paid to the holders of Class B Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class C Common Stock, as applicable, is declared and paid to the holders of Class A Common Stock and Class C Common Stock at the same rate and with the same record date and payment date and (iii) dividends or other distributions payable in shares of Class C Common Stock or rights to acquire shares of Class C Common Stock may be declared and paid to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock or Class B Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class B Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class B Common Stock, as applicable, is declared and paid to the holders of Class A Common Stock and Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class, from providing for different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.
2.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.
3. Voting Rights.
3.1 Common Stock.
(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters; provided, however, that any right of the Class A Common Stock, or any holder thereof, to vote pursuant to NRS 78.2055(3), 78.207(3) or 78.390(2) is hereby specifically denied.
(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to twenty votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.
(c) Class C Common Stock. Except as required by law, the Class C Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter. For the avoidance of doubt, any right of the Class C Common Stock, or any holder thereof, to vote pursuant to NRS 78.2055(3), 78.207(3) or 78.390(2) is hereby specifically denied.
3.2 General. Except as otherwise expressly provided herein or as required by the NRS, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together and not as separate series or classes.
3.3 Authorized Shares. The number of authorized shares of the Class A Common Stock or the Class C Common Stock may be increased or decreased (but not below (i) the number of shares of the applicable class of Common Stock then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section V.9) by the affirmative vote of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of any applicable provisions of the NRS, including Sections 78.207(3) and 78.390(2) (and any separate class or series vote in this regard pursuant to the NRS is hereby specifically denied to the fullest extent permitted by law); provided, that, for the avoidance of doubt, the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.
3.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, (ii) from and after the Final Conversion Date, until the Class C Conversion Date, if any, the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation and (iii) from and after the Class C Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.
4. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section V.4; provided, further, however, that holders of shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have twenty (20) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power, to the fullest extent permitted by law.
5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:
5.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.
5.2 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:
(a) on the affirmative written election of such holder to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the time at which the automatic conversion would otherwise occur unless otherwise specified by such holder); and
(b) on the occurrence of a Transfer of such share of Class B Common Stock to any person or entity that is not a Permitted Transferee.
5.3 Each outstanding share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the date that is 12 months after the death or Disability of Xu. During the period commencing on the death or Disability of Xu and ending on the 12-month anniversary of such death or Disability, a person designated by Xu and approved by the Board (or, if there is no such person, then the Secretary of the Corporation in office from time to time) shall exercise Voting Control over all outstanding shares of Class B Common Stock.
6. Conversion of the Class C Common Stock. Following the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, on the date or time (including a time determined by the happening of a future event) specified by the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class (the “Class C Conversion Date”), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.
7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock, the conversion of Class C Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.
8. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section V.5 or Class C Common Stock to Class A Common Stock pursuant to Section V.6, as applicable, such conversion(s) shall be deemed to have been made (i) at the time that the Transfer of shares, death or Disability, as applicable, occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock), (ii) immediately upon the Final Conversion Date (in the case of the conversion of Class B Common Stock into Class A Common Stock), (iii) in the case of a conversion pursuant to Section V.5.2(a), immediately upon the written election or, if later, the applicable time or event otherwise described therein (in the case of the conversion of Class B Common Stock into Class A Common Stock) or (iv) immediately upon the Class C Conversion Date (in the case of the conversion of Class C Common Stock into Class A Common Stock), if any, subject in all cases to any transition periods specifically provided for in these Articles of Incorporation. Upon any conversion of Class B Common Stock or Class C Common Stock to Class A Common Stock in accordance with these Articles of Incorporation, all rights of the holder of shares of Class B Common Stock or

Class C Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may be necessary under the NRS to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
10. Special Provision Concerning Distributions. Notwithstanding anything to the contrary in these Articles of Incorporation or the bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).
11. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.
12. Class B Protective Provisions. Prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written consent) of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or these Articles of Incorporation:
12.1 directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles of Incorporation inconsistent with, or otherwise alter, any provision of these Articles of Incorporation relating to the voting powers, designations, limitations, restrictions and relative rights of the Class B Common Stock;
12.2 reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or other distributions or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to have more than one (1) vote for each share thereof and, in the case of Class C Common Stock, the right to have any vote for any share thereof, except as required by law;
12.3 issue any shares of Class B Common Stock (other than shares of Class B Common Stock over which Xu shall have exclusive Voting Control or which shall be subject to a voting proxy substantially similar to the Founder Voting Proxy); or
12.4 authorize, or issue any shares of, any class or series of capital stock of the Corporation (other than Class B Common Stock) having the right to more than one (1) vote for each share thereof.
ARTICLE VI
1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate of designation establishing each such series pursuant to NRS 78.1955 (each such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each such series.
2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of any applicable provisions of the NRS, including Sections 78.207(3) and 78.390(2) (and any separate class or series vote in this regard pursuant to the NRS is hereby specifically denied to the fullest extent permitted by law).

ARTICLE VII
1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the Whole Board shall be fixed solely by resolution of the Board acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the NRS.
2. Board Structure. The directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. At each annual meeting of stockholders, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation only for cause by not less than the minimum percentage of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereon then permitted under and in accordance with NRS 78.335 (which minimum percentage at the time of filing of these Articles of Incorporation is not less than two-thirds of the voting power and which at no time shall be less than a simple majority of the voting power). Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders, except as provided in Section VIII.5 below. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified. For purposes of determining whether a director is subject to removal for cause, cause shall be deemed to include any director’s intentional failure to deliver a resignation in compliance with the resignation requirements related to the election of directors as set forth in Section 2.9 of the Bylaws.
ARTICLE VIII
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by these Articles of Incorporation or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.
3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws; provided, however, that, to the fullest extent permitted by law, prior to the Voting Threshold Date, Section 2.9 of the Bylaws shall not be further amended or repealed without the approval of the Board and the affirmative vote of the holders of at least a majority of the total voting power of outstanding voting securities of the Corporation, voting together as a single class. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation; provided that the affirmative vote of the holders of at least a majority of the total voting power of outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of the Bylaws.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairperson of the Board; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.
5. Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent without a meeting only if the action is first recommended or approved by the Board, provided, that, prior to the Voting Threshold Date, an action by stockholders to remove a director or fill a vacancy in accordance with Section 2.9 of the Bylaws is permitted and may be taken by written consent without a meeting and without prior recommendation or approval of the Board.
6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
8. No Reliance on the Controlled Company Exemption. At any time during which shares of capital stock of the Corporation are listed for trading on a Securities Exchange, the Corporation shall not rely upon the Controlled Company Exemption.
ARTICLE IX
The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. If the NRS is hereafter amended to further eliminate or limit or authorize corporate action further eliminating or limiting the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.
No amendment, repeal or elimination of this Article IX, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article IX, shall eliminate, limit, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.
ARTICLE X
If any provision of these Articles of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these Articles of Incorporation, and the court will replace such illegal, void or unenforceable provision of these Articles of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of these Articles of Incorporation shall be enforceable in accordance with their terms.
To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles of Incorporation, (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.
Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the NRS, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise provided in these Articles of Incorporation, any amendment to these Articles of Incorporation that requires stockholder approval pursuant to the NRS shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI
To the fullest extent permitted by the NRS and not inconsistent with any applicable laws of the United States, any and all internal actions (as defined in NRS 78.046) to be tried in any court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. The foregoing requirement, upon and during its effectiveness, shall conclusively operate as a waiver of the right of trial by jury by each party to any internal action to which such requirement applies.
ARTICLE XII
The Corporation shall not be subject to, and hereby expressly elects not to be governed by, any of the provisions of NRS 78.411 to 78.444, inclusive (or any successor statutes thereto).
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